Exhibit 99.2

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

News Release

DATE: April 8, 2016

MEDIA CONTACT:	INVESTOR CONTACT:
Kelly Swan	David Sullivan
(539) 573-4944	(539) 573-9360

WPX Energy Completes $910 Million Sale of Piceance Subsidiary

TULSA, Okla. – WPX Energy (NYSE: WPX) announced today that it has completed the sale of its wholly owned subsidiary WPX Energy Rocky Mountain, LLC, to Terra Energy Partners LLC for $910 million subject to closing adjustments.

The divestiture greatly enhances WPX’s liquidity, will significantly improve its capital efficiency and returns, and lead to materially lower general and administrative expenses going forward.

The move also solidifies WPX’s focus on the Permian Basin and balances the company’s commodity mix. WPX expects oil to comprise approximately half of its future production volumes, up from roughly 20 percent in 2015.

The results of WPX’s Piceance Basin operations, including associated production volumes, will be reclassified as discontinued operations. Piceance production volumes will not be reflected in the company’s first-quarter 2016 financial and operations results.

WPX has a variety of options for the Piceance proceeds, including leverage reduction, additional drilling, infrastructure investments such as expanding its Permian gathering system, and buying out of any retained transportation obligations.

As previously announced, WPX also closed the sale its San Juan Basin gathering system in March for $309 million in total consideration and recently strengthened its liquidity by amending its revolving credit facility. WPX received $1.2 billion of commitments on a senior secured facility, with an initial borrowing base of $1.025 billion.

“Over the past two years, we’ve built strong credibility by doing everything we said we’d do,” said Rick Muncrief, WPX president and CEO. “Our portfolio today is sharper and more focused than ever before, which is critical in the current environment. This transformation is a result of our tenacity, long-term vision and ability to execute.”

Following more than $5 billion of transactions over the past two years, WPX’s re-shaped portfolio boasts acreage in the core of two prolific oil-dominant areas – the Permian’s Delaware Basin and North Dakota’s Williston Basin – along with a leading position in the San Juan Basin.

Chief Operating Officer Clay Gaspar is scheduled to speak about WPX’s operations at the IPAA Oil and Gas Investor Symposium on Monday, April 11, at approximately 3:40 p.m. Eastern.

Please visit www.wpxenergy.com on the day of the conference to confirm the time, see the slides and listen to Gaspar’s presentation.

About WPX Energy, Inc.

WPX is an oil-focused energy company with operations in the Permian’s Delaware Basin, the Williston Basin and the San Juan Basin. The company has reshaped its holdings through more than $5 billion of transactions and posted double-digit oil volume growth in each of the past four years.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.